EXHIBIT 23.3


                           MINUTES OF A MEETING OF THE
                  BOARD OF DIRECTORS OF NETCO INVESTMENTS INC.
                     HELD ON THE 23RD DAY OF DECEMBER, 2002



The following resolutions were passed by the Board of Directors of NetCo Investments Inc. (the "Company") having been consented to and adopted in writing by all the Directors of the Company as at December 23, 2002.

WHEREAS, the undersigned is the sole director of NetCo Investments Inc., a Washington company, and it is desired that the action set forth underneath shall be adopted:

NOW THEREFORE the undersigned hereby adopts the following resolutions, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

BE IT RESOLVED that the Company has decided to terminate the services of Manning Elliott Chartered Accounts to perform the audit of the Company's financial statements. This decision is in no way based on Manning Elliott's performance or services provided to date.

AND BE IT FURTHER RESOLVED that the Company has retained the services of Amisano Hanson Chartered Accountants to audit the Company's 2002 financial statements.

AND BE IT FURTHER RESOLVED that the Company will continue to use the services of Amisano Hanson until resolved otherwise.

EFFECTIVE this 23rd day of December, 2002.




/s/  Michael  Jackson
-----------------------------
Michael  Jackson
President




Accepted for filing in the Corporation's
records this 23rd day of December,2003.              /s/ Michael Jackson
                                                     ---------------------------
                                                     Michael Jackson, President



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